Frankfort First Bancorp, Inc.

For Immediate Release August 17, 2004
Contact:  Don Jennings, President, or Clay Hulette, Vice President
             (502) 223-1638
             216 West Main Street
             P.O. Box 535 Frankfort, KY 40602

                 FRANKFORT FIRST BANCORP, INC. RELEASES EARNINGS

     Frankfort First Bancorp, Inc. (Nasdaq: FKKY), the holding company for First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $953,000 or $0.72 diluted earnings per share for the fiscal year ended June 30, 2004, compared to $1.3 million or $1.02 diluted earnings per share for the fiscal year ended June 30, 2004. This results in a 29.4% decrease in diluted earnings per share for the fiscal year ended June 30, 2004.

     Net earnings for the fiscal year decreased by $362,000 or 27.5% compared to the prior year, largely due to a decrease in net interest income. Net interest income decreased by $374,000 or 10.3% from $3.6 million for the year ended June 30, 2003 to $3.3 million for the year ended June 30, 2004 and was the result of declining interest income, which declined at a faster pace than interest expense. The decline in interest income was caused by the continuing decrease in the rates earned on the Company's assets, particularly mortgage loans. The weighted average rate earned on the Company's assets decreased from 6.3% for the fiscal year ended June 30, 2003 to 5.6% for the fiscal year ended June 30, 2004--mostly as a result of borrowers refinancing their loans and to new loans originated at lower rates. President Don Jennings stated that while margin compression is affecting many financial institutions, the Company's earnings may have been impacted to a greater extent as management has continued to adhere to its longstanding technique for managing interest rate risk, i.e. emphasizing investment in adjustable rate mortgages, as opposed to purchasing or originating higher-yielding fixed rate investments. While this strategy currently exacerbates the margin compression, such techniques will prove to be beneficial as market interest rates rise. Also contributing to the decline in net earnings was the increase in general, administrative, and other expense which increased from $1.7 million in the fiscal year ended June 30, 2003 to $1.9 million in the fiscal year ended June 30, 2004, an increase of $183,000 or 10.7%. This increase was primarily due to increases in the Company's pension expense and other expenses associated with employee compensation and benefits.

     At June 30, 2004, the Company reported its book value per share as $13.83 compared to $14.35 at June 30, 2003.

     On July 16, 2004, Frankfort First Bancorp, Inc. announced that it had executed a definitive agreement with First Federal Savings and Loan Association of Hazard, Kentucky pursuant to which First Federal Savings and Loan Association of Hazard will reorganize into a mutual holding company in order to acquire Frankfort First Bancorp for $23.50 per share of outstanding Frankfort First Bancorp common stock. This transaction is expected to close in the first calendar quarter of 2005.

     The proposed acquisition will be submitted to Frankfort First Bancorp's stockholders for their consideration. Kentucky First Federal Bancorp, Inc., the new mid-tier holding company to be formed by First Federal in the reorganization, will be filing a registration statement, including a prospectus, and will be filing other relevant documents concerning the reorganization and the merger; and Frankfort First Bancorp will be filing a proxy statement and other relevant documents concerning the merger, with the United States Securities and Exchange Commission (the "SEC").

     We urge potential investors to read the registration statement and the prospectus and Frankfort First Bancorp stockholders to read the Frankfort First Bancorp proxy statement which will be filed with the SEC, because they will contain important additional information. After the documents are filed with the SEC interested parties will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). When the documents are finalized, copies of the prospectus will be sent to First Federal Savings and Loan Association of Hazard's members and the proxy statement to Frankfort First Bancorp's stockholders. Copies of the proxy statement can be obtained, without charge, from the Investor Relations Department at Frankfort First Bancorp, Inc., 216 West Main Street, P.O. Box 535, Frankfort, Kentucky 40602. Copies of the prospectus can be obtained, without charge, from the Secretary of First Federal Savings and Loan Association of Hazard, 479 Main Street, P.O. Box 1069, Hazard, Kentucky 41702.

     The directors, executive officers, and certain other members of management of Frankfort First Bancorp, Inc. may be soliciting proxies in favor of the merger from the Frankfort First Bancorp, Inc. stockholders. For information about these directors, executive officers, and members of management, stockholders are asked to refer to the most recent proxy statement filed by Frankfort First Bancorp, Inc. with the SEC on Schedule 14A. Additional information about the interest of those participants may be obtained from reading the definitive proxy statement regarding the proposed merger when it becomes available.

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National Market under the symbol FKKY. At June 30, 2004 the Company had approximately 1,267,000 shares outstanding.

     SUMMARY OF FINANCIAL HIGHLIGHTS



     Condensed Consolidated Statements of Financial Condition

                                                         June 30,          June 30,
                                                           2004              2003
                                                           ----              ----
                                                 (In thousands, except per share data)
                                                       (Unaudited)        (Audited)
Assets
     Cash and Cash Equivalents                     $         1,122   $         2,028
     Investment Securities                                   4,858             7,097
     Loans Receivable, net                                 125,262           124,596
     Other Assets                                            6,876             4,615
                                                     --------------    --------------
          Total Assets                             $       138,118   $       138,336
                                                     ==============    ==============

Liabilities
     Deposits                                      $        75,025   $        75,622
     FHLB Advances                                          43,718            43,017
     Other Liabilities                                       1,861             1,699
                                                     --------------    --------------
        Total Liabilities                                  120,604           120,338

Shareholders' Equity                                        17,514            17,998
                                                     --------------    --------------

Total Liabilities and Equity                       $       138,118   $       138,336
                                                     ==============    ==============

Book Value Per Share                               $         13.83   $         14.35
                                                     ==============    ==============



     Condensed Consolidated Statements of Earnings

                                                      Twelve months ended June 30,            Three months ended June 30,
                                                         2004              2003                   2004                 2003
                                                         ----              ----                   ----                 ----
                                                 (In thousands, except per share data)   (In thousands, except per share data)
                                                              (Unaudited)                                (Unaudited)

     Interest Income                               $         7,693   $         8,652       $          1,860     $          2,060
     Interest Expense                                        4,435             5,020                  1,059                1,186
                                                     --------------    --------------        ---------------      ---------------
     Net Interest Income                                     3,258             3,632                    801                  874

     Provision for Losses on Loans                              --                --                     --                   --
     Other Operating Income                                     69                71                     31                   16
     General, Administrative, and Other Expense              1,893             1,710                    485                  434
                                                     --------------    --------------        ---------------      ---------------

     Earnings Before Federal Income Taxes                    1,434             1,993                    347                  456
     Federal Income Taxes                                      481               678                    110                  155
                                                     --------------    --------------        ---------------      ---------------
     Net Earnings                                  $           953   $         1,315       $            237     $            301
                                                     ==============    ==============        ===============      ===============

     Basic Earnings Per Share                      $          0.76   $          1.05       $           0.19     $           0.24
     Diluted Earnings Per Share                    $          0.72   $          1.02       $           0.18     $           0.23
     Dividends Per Share                           $          1.12   $          1.12       $           0.28     $           0.28
